Exhibit 21  - Subsidiaries

CLEAN POWER TECHNOLOGIES INC.

CLEAN ENERGY AND POWER SOLUTIONS INC. (Subsidiary of Clean Power Technologies Inc.)

CLEAN POWER TECHNOLOGIES LTD. (U.K. subsidiary of Clean Energy and Power Solutions Inc.)